Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT, dated the 22nd day of August 2015 (the “Execution Date”), is entered into by and between:

PARTIES

(1)                                 COBALT INTERNATIONAL ENERGY ANGOLA LTD., a company incorporated and existing under the laws of the Cayman Islands (“Seller”); and

(2)                                 SOCIEDADE NACIONAL DE COMBUSTÍVEIS DE ANGOLA - EMPRESA PÚBLICA (SONANGOL E.P.), a company with headquarters in Luanda, Republic of Angola, incorporated in accordance with Decree No. 52/76 of 9 June 1976, (“Purchaser or Sonangol”),

the Seller and the Purchaser being referred to jointly as the “Parties”, or each individually as a “Party”.

RECITALS

(A)                               The Seller is the legal and beneficial owner of: (i) the entire issued share capital in CIE Angola Block 20 Ltd. a company incorporated and existing under the laws of the Cayman Islands (“Block 20 Co”); and (ii) the entire issued share capital in CIE Angola Block 21 Ltd. a company incorporated and existing under the laws of the Cayman Islands (“Block 21 Co”). Block 20 Co and Block 21 Co are referred to together as the “Block Companies” and each a “Block Company”).

(B)                               On the date hereof:  (i) Block 20 Co holds a forty percent (40%) participating interest in, and is operator pursuant to, the Block 20 Concession Decree, the Block 20 PSC and Block 20 JOA; and (ii) Block 21 Co holds a forty percent (40%) participating interest in, and is operator pursuant to, the Block 21 Concession Decree, the Block 21 RSA and Block 21 JOA.

(C)                               The Seller wishes to sell and transfer the entire issued share capital of each of the Block Companies (together the “Shares”) to the Purchaser and the Purchaser intends to purchase and acquire the Shares upon the terms and subject to the conditions set out in this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants and agreements and obligations set out below and to be performed, the Parties agree as follows:

1.                                      DEFINITIONS

In addition to the terms defined throughout this Agreement, the words and terms set out in the Schedule 1 to this Agreement shall have the meaning ascribed to them in such Schedule 1.

2.                                      SALE OF SHARES

2.1                               Agreement For Sale of Shares

Subject to Clause 2.2 and the other terms of this Agreement, the Seller shall sell and transfer to the Purchaser, and the Purchaser shall purchase, the Shares, such transfer being deemed by them to be made with effect on and from 1 January 2015 (the “Effective Date”).  Neither the legal nor beneficial ownership of the Shares shall pass before Completion.

2.2                               Condition Precedent to Completion

2.2.1                     The obligations of the Parties to complete the sale and purchase of the Shares under this Agreement are conditional on the receipt by one or both of the Parties of the Governmental Approval (the “Condition”).

2.2.2                     The Purchaser shall use its best endeavours to obtain fulfilment of the Condition, and Purchaser shall notify the Seller in writing when the Condition has been fulfilled. The Seller shall use reasonable endeavours to support the Purchaser’s endeavours to obtain fulfilment of the Condition

2.2.3                     Until the fulfilment of the Condition, the transfer of the Shares shall not be effected and the Seller shall maintain full ownership of such Shares.

2.2.4                     If the Condition is not fulfilled within one (1) year within the date hereof this Agreement shall automatically terminate and any obligations executed by the Parties shall be restituted in order to put such Parties in their original positions as if no Agreement had been concluded. Any payments restituted shall be made exclusively in Dollars by telegraphic transfer to the account nominated by the respective Party, free of charges, discounts or set-offs.

2.2.5                     When the Condition is fulfilled the Parties shall proceed to Completion in accordance with Clauses 2.3 and 2.4.

2.3                               Payments for Shares

2.3.1                     The payments due from the Purchaser pursuant to this Clause 2.3 shall be paid by the Purchaser to the Seller in consideration of the transfer of the Shares by the Seller to the Purchaser subject to the terms of this Agreement.

2.3.2                     The “Consideration” for the transfer of the Shares by the Seller to the Purchaser is One Billion Seven Hundred Fifty Million Dollars (US$1,750,000,000.00). The Consideration is a gross amount and the Parties agree that Purchaser shall pay to Seller a net amount of the Consideration that is determined as the Consideration less the Withholding Amount (“Net Consideration”). The amount of Angolan taxes payable with respect to the sale is Nineteen Million Six Hundred Seventy-One Thousand Seven Hundred Seventy-Seven Dollars (US$19,671,777.00) (the “Withholding Amount”) and accordingly the Net Consideration is One Billion

Seven Hundred Thirty Million Three Hundred Twenty-Eight Thousand Two Hundred Twenty-Three Dollars (US$1,730,328,223.00).

2.3.3                     The Net Consideration shall be paid by the Purchaser to the Seller in instalments, exclusively in Dollars by telegraphic transfer to the Seller’s Account, or to such other account located outside Angola as the Seller may nominate on the following terms:

(a)                                 Seven (7) days after the Execution Date, the Purchaser shall pay an amount of Two Hundred Fifty Million Dollars (US$250,000,000.00) (the “Preliminary Consideration”) to the Seller.

(b)                                 Not later than fifteen (15) days following the date of fulfilment of the Condition the Purchaser shall pay an amount of One Billion Two Hundred Eighty Million Three Hundred Twenty-Eight Thousand Two Hundred Twenty-Three Dollars (US$1,280,328,223.00) (the “Second Consideration”);

(c)                                  Not later than thirty days (30) days after the execution of the Transfer of Operations Agreement the Purchaser shall pay an amount of Two Hundred Million Dollars (US$200,000,000.00) (the “Final Consideration”).

2.3.4                     Not later than fifteen (15) days after the fulfilment of the Condition and in light of the Effective Date, the Seller shall be entitled to reimbursement from the Purchaser of all expenditures attributable to the Transferring Interests between the Effective Date and the date of the fulfilment of the Condition and which shall be set out in a specific invoice to be issued by the Seller to the Purchaser following the date of fulfilment of the Condition (the “Reimbursement Amount”), and the Purchaser agrees to pay the Reimbursement Amount to Seller exclusively in Dollars by telegraphic transfer to the Seller’s Account, or to such other account located outside Angola as the Seller may nominate.  The Seller’s best efforts good faith estimate of the amount of the expenditures attributable to the Transferring Interests between the Effective Date and the Execution Date (and that will therefore form part of the Reimbursement Amount) is US$391,977,634.  The Seller shall, in the period between the Execution Date and the date of the fulfilment of the Condition provide the Purchaser with a copy of each cash call attributable to the Transferring Interests.

2.3.5                     With respect to the Net Consideration the Purchaser shall not assume any tax obligations of the Seller, and once each of the Preliminary Consideration, Second Consideration and the Final Consideration is paid to the Seller in accordance with this Agreement it shall be the Seller’s responsibility to comply with its tax obligations, including in respect of tax returns.

2.3.6                     If the Purchaser fails to pay the Preliminary Consideration in accordance with Clause 2.3.3 the Seller may rescind this Agreement on written notice to the Purchaser at any time following the Execution Date and without prejudice to any other rights or remedies of the Seller at law, under this Agreement or otherwise (including the right to claim damages), and Clause 9.4 shall apply with respect to such rescission. If the Purchaser fails to pay the Second Consideration and/or the Reimbursement Amount on the dates set out in Clauses 2.3.3 and 2.3.4 respectively, the Seller may:

(a)                                 without prejudice to the Seller’s other rights and remedies at law and pursuant to this Agreement with respect to the Purchaser’s failure to make such payment(s) (including specific performance and/or damages) notify the Purchaser in writing that the payments due dates are postponed until such time as the Purchaser makes payment to the Seller of the of the Second Consideration and/or the Reimbursement Amount as applicable; or

(b)                                 rescind this Agreement on written notice to the Purchaser at any time following the applicable payment due date and without prejudice to any other rights or remedies of the Seller at law, under this Agreement or otherwise (including the right to claim damages), and Clause 9.4 shall apply with respect to such rescission as if the Agreement had been terminated.

2.3.7                     Notwithstanding Clause 2.3.3(c), payment of the Final Consideration shall be due by the Purchaser to the Seller within one (1) year after the Execution Date if such date is later than the due date determined for payment of the Final Consideration pursuant to Clause 2.3.3(c). Purchaser shall pay the Final Consideration exclusively in Dollars by telegraphic transfer to the Seller’s Account, or to such other account located outside Angola as the Seller may nominate.

2.3.8                     The Net Consideration and the Reimbursement Amount are the only amounts to be paid by the Purchaser and its Affiliates for the transfer of the Shares and the corresponding Transferring Interests.

2.4                               Completion of Transfer of Shares

2.4.1                     On receipt of the Preliminary Consideration, the Second Consideration and the Reimbursement Amount (and the Final Consideration if the due date of payment has occurred prior to the due date of the Second Consideration, pursuant to Clause 2.3.3(c) or 2.3.7) by the Seller, the Seller shall deliver to the Purchaser transfer forms for the Shares for each of Block 20 Co and Block 21 Co, duly executed by the Seller in favour of the Purchaser together with definitive share certificate(s), each showing the name of the Seller as the existing registered holder of the Shares, and shall carry out, or procure that each Block Company carries out, all other matters required to transfer the Shares to the Purchaser.

2.4.2                     The directors and other officers of each of Block Company shall be deemed to have resigned from their respective positions with such Block Company with effect from the date of transfer of the applicable Shares in such Block Company. Seller shall provide evidence of such resignations.

2.5                               Operator Transitional Support

2.5.1                     With respect to each of Block 20 and Block 21, the Parties shall enter into a separate agreement regulating the terms and conditions needed to assure an efficient transition of the operations in these Blocks to the New Operator chosen by the Purchaser (the “Transition of Operations Agreement”).

2.5.2                     Notwithstanding the above, the Parties agree on the following principles, which shall be more detailed in the Transition of Operations Agreement:

(a)                                 The Seller shall provide all necessary information, documents and data, related with the exploration and appraisal operations conducted by the Seller in Block 20 and Block 21, such as G&G data, reservoir information, well data, final well report and post well studies and the prospect portfolio (the “Exploration Information”) to the Purchaser, its Affiliates or to the New Operator as the Purchaser designates.

(b)                                 The Seller shall provide technical assistance on a no losses no profits basis regarding the interpretation of the Exploration Information to the New Operator for the duration of the Transition of Operations Agreement.

2.5.3                     For the purposes of this Clause 2.5, New Operator shall mean either a non-Affiliate company or an Affiliate company of the Purchaser, as selected by Purchaser.

2.5.4                     If either Block Company is conducting drilling operations on a well at the time of Completion, the Seller agrees that with the Purchaser’s approval it shall cause the Block Company and the New Operator to finish drilling such well by providing necessary technical support and services.

2.6                               Block 9 Relinquishment

At Completion, the Seller shall promptly relinquish Block 9 to the National Concessionaire.

3.                                      INDEMNITIES AND UNDERTAKINGS AND OTHER FINANCIAL MATTERS

3.1                               The costs and expenses of operations pursuant to the Interest Documents in respect of the Transferring Interests held by the Block Companies following Completion and in respect of any period on or after the Effective Date shall be borne by the Purchaser (indirectly through the Block Companies) and the Purchaser shall receive and retain (indirectly through the Block Companies) all benefits in respect of such period (including the entitlement to receive reimbursement or compensation for all recoverable costs with respect to the Transferring Interests incurred on or after the Effective Date), provided that such rights are subject to the Purchaser’s obligations to make payment to the Seller of the Reimbursement Amount in accordance with the terms of this Agreement.

3.2                               Certain obligations and liabilities of the Block Companies pursuant to the Block 20 PSC and the Block 21 RSA are supported by letters of credit.  The Parties agree that in consequence of the sale and transfer of the Shares from the Seller to the Purchaser the percentage of the total outstanding amount specified in the applicable Interest Documents to be covered by the letters of credit shall be reduced to zero with effect from the date of transfer of the Shares such that there is no remaining amount covered by such letters of credit, and the Purchaser agrees to execute the necessary documents to effect these reductions in the letters of credit, and to deliver such document(s) to the Seller on or before the date of transfer of the Shares to the Purchaser.

3.3                               The Purchaser shall use its best endeavours to ensure that the purpose and intention of the matters set out in Clauses 3.1 and 3.2 are applied to the Interest Documents (including obtaining as applicable necessary Government consents and approvals) so that they are enforceable by the Seller pursuant to this Agreement and by the Block Companies pursuant to the applicable Interest Documents.

3.4                               Subject to Clause 4.2.7, the Seller shall indemnify the Purchaser and each Block Company against all claims, damages, losses, costs (including legal and other professional costs) charges, expenses, penalties, outgoings, liabilities or obligations whatsoever (including any depletion of assets or loss of relief, allowance, set-off or deduction) which may arise out of or be occasioned or suffered by the Purchaser in consequence of or in connection with any breach of the warranties given by the Seller pursuant to Clauses 4.

3.5                               The Seller shall indemnify the Purchaser and each Block Company against all claims, damages, losses, costs (including legal and other professional costs) charges, expenses, penalties, outgoings, liabilities or obligations whatsoever (including any depletion of assets or loss of relief, allowance, set-off or deduction) incurred by the Purchaser and/or the Block Companies and that arises out of or is attributed to any investigation or inquiry conducted by applicable Governmental Authorities with respect to a potential breach of Anti-Bribery Laws by the Seller, its Affiliates, the Block Companies or any of their Associated Persons insofar as any such potential breach occurs prior to the Completion and insofar as such potential breach is related to either of the Block Companies and the Transferring Interests.

3.6                               All claims for indemnification pursuant to Clauses 3.4 and 3.5 (each an “Indemnity Claim”) shall, subject to Clause 3.7, be asserted and resolved as follows:

3.6.1                     where the Purchaser or Block Company as applicable wishes to pursue an Indemnity Claim the Purchaser shall notify the Seller in writing of the Indemnity

Claim, including specific details of the Indemnity Claim (“Claim Notice”). The Purchaser or Block Company shall provide its Claim Notice promptly after the Purchaser or Block Company has actual knowledge of the Indemnity Claim for which it seeks indemnification and shall enclose a copy of all papers (if any) served on it by any third party with respect to the matters that are the subject of the Indemnity Claim;

3.6.2                     where the Indemnity Claim relates to costs, charges, expenses, penalties, liabilities, claims or obligations of the Purchaser arising with respect to claims made by third parties against the Purchaser or Block Company, the Seller shall have thirty (30) days from its receipt of the Claim Notice to notify the Purchaser or Block Company whether it admits or denies its liability to defend the Purchaser or Block Company as applicable against such third party claims at the sole cost and expense of the Seller;

3.6.3                     if the Seller accepts its liability to indemnify the Purchaser or Block Company it shall have the right and obligation to diligently defend, at its sole cost and expense such third party claim(s) that are the subject of the Indemnity Claim, and the Seller shall have full control of such defense and proceedings, including any compromise or settlement thereof, provided that the Purchaser or Block Company as applicable at its option may participate in, but not control any defense or settlement of such third party claim(s) that are the subject of the Indemnity Claim that are controlled by the Seller pursuant to this Clause 3.6.3; and

3.6.4                     if requested by the Seller, the Purchaser or Block Company as applicable agrees to cooperate in contesting any third party claim(s) that are the subject of the Indemnity Claim which the Seller elects to contest, at the sole cost and expense of the Seller.

3.7                               Nothing in Clause 3.6 shall require the Purchaser or Block Company, to take any action or refrain from taking an action if the action or omission requested would, in the reasonable opinion of the Purchaser or Block Company, be materially prejudicial to the business of the Purchaser or Block Company.

3.8                               Seller shall indemnify the Purchaser and each of the Block Companies against all claims, damages, losses, costs (including legal costs and other professional costs), charges, expenses, penalties, outgoings and liabilities incurred by the Purchaser and/or the Block Companies that relate to any claim made against the Purchaser or either Block Company by any person that was a director of a Block Company at any time prior to Completion and that relates to that person’s position, duties or liabilities as a director of that Block Company.

3.9                               At the date of Completion, the Seller covenants that each Block Company shall have no employees, secondees or consultants (except for those individuals that the Purchaser designates in writing prior to Completion as “key operating personnel,” for which the Seller agrees not to take any termination action with respect to, recognizing that Seller has no control over whether such individuals voluntarily elect to leave). As of and from

Completion, the Seller shall indemnify the Purchaser and each of the Block Companies against all claims, damages, losses, costs (including legal costs and other professional costs), charges, expenses, penalties, outgoings and liabilities incurred by the Purchaser and/or the Block Companies that arise in consequence of the termination or loss of office of any employees, secondees or consultants of a Block Company or a breach of the Seller’s covenant in the preceding sentence.

4.                                      WARRANTIES

4.1                               Warranties by the Seller

As at the Execution Date and, in relation to the warranties given in Clauses 4.1.6, 4.1.7, 4.1.10, 4.1.11 through 4.1.18, 4.1.19, 4.1.21, 4.1.24 through 4.1.27, 4.1.37 through 4.1.39, 4.1.40, 4.1.41, 4.1.44 and 4.1.45 as at the date of Completion by reference to the circumstances existing at Completion, the Seller warrants to the Purchaser as follows:

Powers and obligations of the Seller

4.1.1                     it has the power and authority required to enter into this Agreement, and any other document required to be entered into by the Seller pursuant to this Agreement, and to perform fully its obligations under this Agreement;

4.1.2                     it has taken all necessary corporate action to be able to enter into this Agreement and fulfil its obligations under this Agreement;

4.1.3                     it confirms that this Agreement constitutes a valid agreement of the Seller as at the Execution Date;

4.1.4                     it has the power and authority to comply with Clause 6; and

4.1.5                     neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereunder will:

(a)                                 conflict with or result in a material breach, default or violation of the articles of incorporation or other governing documents of the Seller or either Block Company;

(b)                                 conflict with or result in a material breach, material default or material violation of any agreement, document, instrument, judgment, decree, order, governmental permit, certificate or license to which the Seller or a Block Company is party or is subject to;

(c)                                  conflict with or result in a breach of any laws of regulations applicable to it or of any order, decree or judgment of any court, where (in either case) the breach would materially adversely affect its ability to enter into or perform its obligations under this Agreement; or

(d)                                 result in the creation of any Encumbrance upon the Shares or upon the Transferring Interests.

The Shares

4.1.6                     The Shares, details of which are set out in Schedule 2, constitute the entire issued and allotted share capital of each the Block Companies and are fully paid.

4.1.7                     There is no Encumbrance on, over or affecting the Shares, there is no agreement or commitment to give or create any such Encumbrance and no person has made any claim to be entitled to any right over or affecting the Shares.

4.1.8                     Neither of the Block Companies owns, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership or other company.

4.1.9                     Complete copies of each of the Block Companies’ organizational or constitutional documents and share certificates have been made available to the Purchaser.

4.1.10              The Seller is the sole legal and beneficial owner and is entitled to sell and transfer or procure the sale and transfer of the full legal and beneficial ownership of the Shares to the Purchaser on the terms set out in this Agreement.

Compliance

4.1.11              Each Block Company, the Seller and each member of the Seller’s Group is conducting and has at all times conducted its business in all material respects in accordance with all applicable laws and regulations of the Republic of Angola and any other jurisdiction in which the Block Company, the Seller or each member of the Seller’s Group does business and the jurisdiction of its incorporation.

4.1.12              Each Block Company, the Seller and each member of the Seller’s Group have obtained all material licenses, permissions, consents and other approvals and made all filings for or in connection with the carrying on of its business in the places and in the manner in which business is now and has for the last three (3) years been, carried on; such licenses, permissions, consents and approvals are in full force and effect, are not limited in duration or subject to any unusual or onerous conditions (other than those in the ordinary course of business) and have been complied with in all material respects, and there are no circumstances which indicate that any of such licenses, permissions, consents, or approvals will or may be revoked or not renewed or which may confer a right of revocation.

4.1.13              All registers and minute books required by law to be kept by each Block Company and the Seller have been properly written up and contain an accurate and complete record of the matters which should be recorded in them, and none of the Block Companies and the Seller has received any application or request for rectification of its statutory registers or any notice or allegation that any of them are incorrect in a material manner.

4.1.14              Except with respect to the US Investigations and the matters covered by the US Investigations, neither Block Company, nor the Seller nor any member of the Seller’s Group have been notified that any investigation in respect of its affairs (other than routine tax audits and enquiries) is being or has been conducted by any governmental, regulatory or other body and there are no circumstances likely to give rise to any such investigation or enquiry.

4.1.15              Neither the Seller nor any of its Affiliates, nor so far as the Seller is aware any of their respective directors, officers, employees (past or present) is or has at any time engaged in any activity, practice or conduct or has taken any action or inaction, directly or indirectly, which would constitute an offence under any Anti-Bribery Laws;

4.1.16              So far as the Seller is aware no Associated Person of either Block Company, the Seller, nor any member of the Seller´s Group, nor any of their respective Affiliates has breached any Anti-Bribery Laws intending to obtain or retain business, or obtain or retain an advantage in the conduct of business, for the Block Company, the Seller or any member of the Seller´s Group or any of their respective Affiliates.

4.1.17              Each Block Company, the Seller, each member of the Seller’s Group and each of their respective Affiliates:

(a)                                 has in place Adequate Procedures;

(b)                                 has made and kept books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and disposition of the assets of each entity.

(c)                                  has and so far as the Seller is aware all of their respective directors, officers have at all times complied with the Adequate Procedures, including training employees and agents, reporting, investigating and acting on suspected breaches of applicable Anti-Bribery Laws.

4.1.18              Except with respect to the US Investigations and the matters covered by the US Investigations, neither Block Company, nor the Seller, nor any member of the Seller’s Group, nor any of their respective Affiliates, nor so far as the Seller is aware any of their directors, officers or employees, nor any of their respective Associated Persons is or has been the subject of any investigation, inquiry, claim or enforcement proceedings by any Regulatory Authority or any customer regarding any offence or alleged offence under any applicable Anti-Bribery Laws related to the Block Companies and/or the Transferring Interests in any jurisdiction in which the Block Companies, the Seller, or any other member of the Seller’s Group operates, and no such investigation, inquiry or proceedings have been threatened or are pending and there are no matters, facts or circumstances likely to give rise to any such investigation, inquiry or proceedings.

The Blocks / The Interest Documents

4.1.19              Neither Block Company, nor the Seller nor any other member of the Seller’s Group is a party to any litigation or arbitration or administrative proceedings in respect of which a writ or summons or other formal pleading has been served or judgment issued, nor so far as the Seller is aware is there any claim (whether or not formulated within a formal pleading as aforesaid) or dispute in relation to, and which is likely materially to prejudice or detrimentally affect in any material manner, the Transferring Interests, or which would materially and adversely affect the ability of a Block Company to observe and to perform its obligations under this Agreement, and neither Block Company nor the Seller are aware that any such litigation, arbitration, administrative proceedings, claim or dispute are threatened or pending either by or against it and there are no facts known to the Seller or a Block Company which are likely to give rise to any claim or dispute which is likely so to prejudice or detrimentally affect in any material manner the Transferring Interests or which would materially and adversely affect the ability of a Block Company to observe and to perform its obligations under this Agreement.

4.1.20              So far as the Seller is aware, all wells which have been plugged and abandoned in the area covered by the Interest Documents have been permanently plugged and abandoned in accordance with good and prudent oil field practice and in compliance with all requirements under law and the Interest Documents.

4.1.21              So far as the Seller is aware, there is no matter which renders the information provided by the Seller in the Interest Documents or as Disclosed materially untrue, inaccurate or misleading.

4.1.22              Subject to the provisions of the Interests Documents, no Encumbrances are in existence and in force over the Transferring Interests nor, subject as aforesaid, is there in effect any agreement or commitment to create the same; nor are there any other matters which restrict either Block Company’s ability to dispose freely of the Transferring Interests or any petroleum attributable thereto.

4.1.23              All contracts entered into by either Block Company that are in existence as of the Execution Date have been done so in accordance with the Interest Documents and the material terms of such contracts have been adhered to by each Block Company as of the Execution Date. Each Block Company as operator has all contractual rights to carry out operations in the Blocks in accordance with the Interest Documents.

4.1.24              As from the Execution Date, the inter-balance of debts and credits between the Block Companies is US$0 and the remaining balances in the Block 21 US dollar account, the Block 21 Kwanza account, the Block 20 US dollar account and the Block 20 Kwanza account are $38,140,393.62, 369,469,672.71 Kwanza, $2,999,947.78 and 0 Kwanza, respectively.

Financing

4.1.25              Neither Block Company is a party to and has no obligations under any loan agreement, debenture, acceptance credit facility, bill of exchange, promissory note, finance lease, debt or inventory financing, discounting or factoring arrangement, sale and lease back arrangement or any other arrangement the purpose of which is to raise money or provide finance or credit.

4.1.26              Neither Block Company is a party to or has any liability (including prospective or contingent liability) under any guarantee whether given to support obligations of any member of the Seller’s Group.

4.1.27              No guarantee which remains outstanding has been given by any member of the Seller’s Group to support the obligations of a Block Company.

4.1.28              There is no outstanding indebtedness on any account whatever owing by a Block Company to any member of the Seller’s Group or any member of the Seller’s Group to a Block Company.

Property

4.1.29              Save as Disclosed other than the Transferring Interests, neither Block Company owns or has any material interest or liability (whether actual, contingent or otherwise) as tenant, assignee, guarantor, covenantor or otherwise arising from or relating to any real estate buildings or any other estate, interest or right in any land.

The Environment

4.1.30              Each Block Company, so far as the Seller is aware their directors and officers are in compliance and have at all times complied in all material respects with all Environmental Laws.

4.1.31              Neither the Seller nor either Block Company are aware of any circumstances which may give rise to any material non-compliance with or material contravention of any Environmental Laws or Environmental Permits.

4.1.32              Each Block Company has applied for, obtained and maintained in full force and effect all appropriate Environmental Permits materially necessary to operate its business the Transferring Interests.

4.1.33              So far as the Seller and each Block Company are aware, there are no circumstances (including signing this Agreement or Completion) which might cause any Environmental Permits to be become invalid or liable to be varied, revoked, suspended or not renewed, or which would prevent compliance with or the renewal of any such Environmental Permits.

4.1.34              So far as the Seller and each Block Company are aware, there no facts or circumstances likely to give rise to any Environmental Liabilities.

Employees

4.1.35              The only employees, contractors and consultants of the Block Companies employed and/or retained by the Block Companies at the Execution Date are those listed in the schedule of employees, contractors and consultants that have been Disclosed.

Connected party transactions

4.1.36              Save as Disclosed there are no agreements or arrangements between a Block Company and any member of the Seller’s Group for the supply of any goods or services or the use by one company of the property, rights or assets of the other.

4.1.37              Save as Disclosed there is not, and has not been during the six years before the date of this Agreement, any agreement, arrangement, loan, quasi-loan or undertaking to which a Block Company is a party, and in which the Seller or any person beneficially interested in the share capital of the Block Company at that time or (except for service agreements) any director of the Block Company is also a party to.

Litigation

4.1.38              So far as the Seller is aware neither Block Company, nor any person for whose acts of a Block Company may be vicariously liable is engaged in any capacity in any litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or governmental body, department, board or agency; no such matters are pending or threatened; and so far as the Seller or a Block Company is aware there are no circumstances which are likely to give rise to any such matter.

4.1.39              So far as the Seller is aware there is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator or governmental agency against a Block Company or any person for whose acts a Block Company may be vicariously liable.

4.1.40              So far as the Seller is aware neither Block Company is a party to any subsisting undertaking given to any court or third party arising out of any proceedings of the kind described above.

Insolvency

4.1.41              Neither the Seller nor a Block Company has become insolvent or unable to pay its debts.

4.1.42              Neither the Seller nor a Block Company has ceased to carry on business, stopped payment of its debts or any class of them or entered into any compromise or arrangement in respect of its debts or any class of them, nor has any step been taken to do any of those things.

4.1.43              Neither the Seller nor a Block Company has been dissolved or entered into liquidation, administration, administrative receivership, receivership, a voluntary arrangement, a scheme of arrangement with creditors, any analogous or similar procedure in any jurisdiction or any other form of procedure relating to insolvency, reorganization or dissolution in any jurisdiction, nor has a petition been presented or other step been taken by any person with a view to any of those things.

4.1.44              No circumstances have arisen which are likely to result in a transaction to which the Seller or a Block Company is a party being set aside.

Taxation

4.1.45              Other than in the ordinary course of business neither the Seller nor the Block Companies have any tax liabilities that have not been satisfied as of the Execution Date related with the conduct of their business, such as income taxes, withholding taxes, indirect taxes or any other tax obligations, including social security and contributions for the training, development and integration of Angolan personnel.

4.2                               Limitations

4.2.1                     Notwithstanding any other provision of this Agreement the Purchaser acknowledges that the Seller makes no representations, warranties or undertakings and no warranty shall be construed so as to imply or include a reference: (i) as to the amounts of petroleum reserves and resources attributable to the Transferring Interests or to any geological, geophysical, engineering, economic or other interpretations, forecasts or evaluations, including but not limited to estimated costs of any development plans or other operational expenditures, in relation to the Transferring Interests; and (ii) in respect of any abandonment or decommissioning obligations or liabilities in relation to the Transferring Interests.

4.2.2                     Notwithstanding any other provision of this Agreement, each Party shall take all reasonable actions to mitigate any loss suffered by it in respect of which any Claim could be made.

4.2.3                     The Seller expressly disclaims all liability and responsibility for any opinion, forecast or evaluation: (i) contained within or derived, or capable of being derived, from any investigation carried out by or on behalf of the Purchaser in the course of due diligence or other enquiry prior to the Purchaser entering into this Agreement; and (ii) set out in any data, document, record or information Disclosed by the Seller, or any agent or adviser of the Seller, to the Purchaser or any person on behalf of the Purchaser.

4.2.4                     Notwithstanding any other provision of this Agreement, in no event shall a Party be liable for any Consequential Loss of the other Party and/or of that other Party’s

Affiliates in connection with or otherwise arising out of this Agreement and/or any other agreement or deed to be entered into pursuant to this Agreement.

4.2.5                     Each Party agrees and undertakes that, in the absence of fraud or a breach of Clause 4.2.9, it has no rights against, and shall not make any claim against any Affiliate of the other Party or any present or former director, agent or officer of any such Affiliate in connection with this Agreement or its subject matter.

4.2.6                     Each warranty given by the Seller pursuant to Clause 4 is given subject to any matter or thing done or omitted to be done in accordance with the terms of this Agreement or otherwise by the Seller prior to Completion at the written request or direction of, or with the written approval of the Purchaser.

4.2.7                     A Party shall not be entitled to claim that any fact, matter or circumstances constitutes a breach of or inconsistency with any of the warranties given by the other Party pursuant to this Agreement, and the Purchaser shall not be entitled to make a claim against the Seller pursuant to Clause 3.4 to the extent that such fact, matters or circumstances constituting a breach of warranty and/or giving rise to a claim under such indemnities is within the knowledge of such Party as at the Execution Date. All matters Disclosed are within the Purchaser’s knowledge at the Execution Date and the date of Completion. The Purchaser confirms that at the Execution Date it has no knowledge of any fact, matter or circumstances that constitutes a breach of or inconsistency with any of the warranties given by the Seller pursuant to this Agreement. The Seller confirms that at the Execution Date it has no knowledge of any fact, matter or circumstances that constitutes a breach of or inconsistency with any of the warranties given by the Purchaser pursuant to this Agreement or would give rise to a Claim by the Seller. For the purposes of this Clause 4.2.7, reference to the knowledge of the Purchaser means the actual and constructive knowledge of the Purchaser.

4.2.8                     Where a warranty is qualified by the words “so far as the Seller is aware”, such awareness of the Seller shall be deemed to refer to the actual and constructive knowledge of the directors, general counsel, chief compliance officer and senior supervisory personnel of the Seller and of the Block Companies and the Seller shall use all reasonable endeavours to ensure that all information given, referred to or reflected in that warranty is true, accurate and not misleading.

4.2.9                     Each Party (“Party A”) shall be responsible for any damage incurred by the other Party (“Party B”), if it is proved that either in the negotiation or execution of this Agreement, Party A has not conducted its actions in accordance with good faith principles.

4.2.10              Notwithstanding any other provision of this Agreement, the aggregate liability of the Seller in respect of all claims under this Agreement (including claims for breach of Seller’s warranties and claims under indemnities given by the Seller) shall in no event exceed one hundred percent (100%) of the amount that is equal to the aggregate of the Net Consideration and the Reimbursement Amount. The

foregoing shall not apply to claims under Clause 3.5 and/or any of Clauses 4.1.11 through to 4.1.18.

4.2.11              No claim against the Seller under or with respect to this Agreement and any of matters pursuant to this Agreement (including claims for breach of Seller’s warranties and claims under indemnities given by the Seller) shall be brought against the Seller unless the Purchaser and/or Block Company as applicable shall have given written notice of such claim to the Seller setting out in reasonable detail the legal and factual basis, in particular: (i) the amount claimed; (ii) so far as is practicable how that amount was calculated; (ii) identifies the provision(s) of this Agreement which the Purchaser and/or the Block Company alleges have been breached or under which the Seller’s liability with respect to such claim arises; and (iv) gives details of all relevant circumstances.

4.2.12              The Seller shall not be liable under or with respect to this Agreement and any of matters pursuant to this Agreement (including claims for breach of Seller’s warranties and claims under indemnities given by the Seller) unless the Purchaser and/or Block Company gives notice of such claim pursuant to Clause 4.2.11 on or before the date being thirty-six (36) months following the date of Completion (or the expiration of the applicable statute of limitations that applies to any such claim that relates to Anti-Bribery Laws, Clause 3.5 or compliance matters set forth in Clauses 4.1.11 through 4.1.18). To the extent that a claim against the Seller under or with respect to this Agreement arises out of a liability which at the time that it is notified to the Seller is contingent only, the Seller shall not be under any obligation to make any payment to the Purchaser until the liability ceases to be contingent. A claim against the Seller under or with respect to this Agreement shall be deemed to have been withdrawn and no new claim may be made with respect to the facts giving rise to such claim unless legal proceedings in respect of such claim are commenced (by being issued and served) within six (6) months of service of notice of the claim on the Seller pursuant to Clause 4.2.11

4.3                               Warranties and Indemnities By The Purchaser

4.3.1                     As at the Execution Date the Purchaser warrants to the Seller as follows:

(a)                                 it has the power and authority required to enter into this Agreement, and any other document required to be entered into by it pursuant to this Agreement and to perform fully its obligations under this Agreement;

(b)                                 it has taken all necessary corporate action to be able to enter into this Agreement and fulfil its obligations under this Agreement;

(c)                                  it confirms that this Agreement constitutes a valid agreement of the Purchaser as at the Execution Date; and

(d)                                 it has the power and authority to comply with Clause 6.

4.3.2                     As at the Execution Date the Purchaser covenants that it has not and its Affiliates have not, with respect to this Agreement or the transactions contemplated hereunder done, and they shall refrain from doing, anything that would constitute a violation of any Angolan, or any other applicable national or international trade sanctions and/or boycott laws or regulations, in addition to all other applicable laws.

4.4                               Each Party shall notify the other Party promptly if it becomes aware of any fact, matter or circumstance that would, or is likely to, constitute a breach of any warranty, covenant or undertaking given by such Party pursuant to this Agreement.

4.5                               Notwithstanding the warranty of the Purchaser pursuant to Clause 4.3.1, to the extent not already obtained prior to the Execution Date, the Purchaser shall comply with all requirements under applicable law to promptly procure all necessary Government approvals required to effect all of the matters set out in this Agreement, and their respective publication.

5.                                      CONFIDENTIALITY

5.1                               The provisions of Article 39 (Confidentiality of the Agreement) of the Block 21 RSA shall be incorporated into this Agreement as if expressly set out herein mutatis mutandis.

5.2                               Notwithstanding Clause 5.1, the Parties agree that a mutually-agreeable press release will be issued within twenty-four (24) hours after the signing of this Agreement and further mutually-agreeable press releases will be issued within twenty-four (24) hours after Seller’s receipt of the last of the Completion Consideration and the Reimbursement Amount.

6.                                      FURTHER ASSURANCES

Each of the Parties shall, following a reasonable request by any other Party: (i) execute any document; (ii) do all such other acts and things, in each case, reasonably necessary to give effect to this Agreement and the transfer of the Shares hereunder.

7.                                      ASSIGNMENT

7.1                               No Party shall be entitled to assign any rights, benefits, liabilities and obligations established in this Agreement without the prior written consent of the other Parties.

7.2                               A permitted assignee pursuant to this Clause 7, whether an Affiliate or a non-Affiliate of the assignor, shall execute a written instrument (satisfactory to the non-assigning party) in which it undertakes in favour of the non-assigning Party to assume and perform all of the obligations and liabilities of the assignor.

7.3                               This Agreement shall inure to the benefit of and be binding on the respective successors and permitted assigns of the Parties.

8.                                      NOTICES

8.1                               All Notices authorised or required among the Parties (or any of them) by any provision of this Agreement shall be in Portuguese and English and shall: (i) be delivered by hand, or sent by international courier, to the address of the addressee as set out in this Agreement, or to such other address as the addressee notifies for the purpose of this Clause 8; or (ii) be sent by fax to the fax number stated below or as notified for the purpose of this Clause 8; or (iii) be transmitted by email, provided that the recipient transmits a manual written acknowledgement of successful receipt, which the recipient shall have an affirmative duty to furnish promptly after such successful receipt.

8.2                               Notices shall be deemed to have been received as follows: (i) if sent by international prepaid courier or delivered by hand, on the day of delivery, if delivered at least two (2) hours before the close of Business Hours on a Business Day, and otherwise on the next Business Day; (ii) if sent by fax, at the time of transmission, if received at least two (2) hours before the close of Business Hours on a Business Day, and otherwise on the next Business Day; and (iii) if sent by email on receipt of the recipient’s manual written acknowledgement of receipt in accordance with Clause 8.1.

8.3                               The address, fax numbers and email address of each Party are:

SELLER (AND BEFORE COMPLETION, EACH BLOCK COMPANY):

Cobalt International Energy Angola Ltd. c/o Cobalt International Energy, Inc.

Address:                                                 920 Memorial City Way, Suite 100, Houston, Texas 77024, USA

Fax:                                                                       +1 713.579.9184

Attention:                                         Richard A. Smith

PURCHASER (AND AFTER COMPLETION, EACH BLOCK COMPANY):

Sociedade Nacional De Combustíveis De Angola - Empresa Pública (Sonangol E.P.)

Address:                                                 Rua Rainha Ginga, n 29/31, Caixa Postal 1316, Luanda, República de Angola

Fax:                                                                       (002442) 332578, 396496

Attention:                                         Paulino Jerónimo

9.                                      MISCELLANEOUS

9.1                               Entire Agreement: This Agreement together with all other documents to be entered pursuant to the terms of this Agreement, contain the whole agreement and understanding between the Parties relating to the transactions provided for in this Agreement and supersede all previous negotiations, understandings and agreements (if any) between such Parties in respect of such matters. Each of the Parties acknowledges that, in entering into this Agreement, it is not relying upon any statement, representation, warranty or any other information or statement of opinion or belief, including without limitation replies to due diligence enquiries, whether oral or written, express or implied, and whether made or given by the other Parties, third parties, and/or any Affiliates of the other Parties or any of their respective officers, employees or advisers, which is not expressly comprised within the subject of any of the warranties pursuant to Clause 4.

9.2                               Counterparts: This Agreement may be executed in counterparts, each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

9.3                               Sovereign Immunity: Any Party that now or hereafter has a right to claim sovereign immunity for itself or any of its assets hereby waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction. This waiver includes immunity from: (i) any arbitration proceedings commenced pursuant to this Agreement; (ii) any judicial, administrative or other proceedings to aid the arbitration commenced pursuant to this Agreement; and (iii) any effort to confirm, enforce, or execute any decision, settlement, award, judgment, service of process, execution order or attachment (including pre-judgment attachment) that results from an arbitration or any judicial or administrative proceedings commenced pursuant to this Agreement.

9.4                               Termination: Any termination of this Agreement in accordance with its terms shall be without prejudice to any rights, obligations or liabilities of any Party which accrued prior to such termination and the Surviving Provisions shall survive such termination. If this Agreement is terminated in accordance with its terms the Seller shall be free immediately to enjoy all rights of ownership of the Shares, and to sell, transfer, encumber or otherwise dispose of such Shares to any person without any restriction under this Agreement.

10.                               APPLICABLE LAW AND DISPUTE RESOLUTION

10.1                        Applicable Law

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the Republic of Angola.

10.2                        Dispute Resolution

10.2.1              The Parties shall resolve all disputes, controversies and claims arising out of, relating to, or in connection with, this Agreement, including the construction, validity, enforceability, enforcement, breach and termination of this Agreement (a “Dispute”), exclusively in accordance with this Clause 10.2. A Party who desires to submit a Dispute for resolution shall commence the dispute resolution process by providing the other Parties to the Dispute written Notice of the Dispute (“Notice of Dispute”). The Notice of Dispute shall identify the parties to the Dispute and contain a brief statement of the nature of the Dispute and the relief requested.  The submission of a valid Notice of Dispute shall toll any applicable statutes of limitation related to the Dispute, pending the conclusion or abandonment of dispute resolution proceedings with respect to such Dispute under this Clause 10.  After one (1) month has elapsed since the date on which the Notice of Dispute was received, the Dispute may be submitted to arbitration.

10.2.2              Any Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said Rules. The place of arbitration shall be London, England.  The language of the arbitration shall be English.

10.2.3              The award shall include interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full.  Interest shall be awarded at LIBOR plus two percent (2%).

10.2.4              The arbitral award shall be made and payable in Dollars, free of any Tax or other deduction.

10.2.5              To the extent permitted by law, any right to appeal or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any Governmental Authority, is hereby waived by the Parties except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute, arbitration rules or treaty.

10.2.6              All matters related to a Dispute or any the arbitral proceedings and any award made pursuant to such proceedings with respect to a Dispute shall be confidential and the Parties shall ensure that they and their respective employee’s, managers, and consultants, comply with this duty of confidentiality, provided that the existence and/or content of such Dispute and/or arbitral proceeds and/or award pursuant to such proceedings may be disclosed by a Party to the extent that such disclosure is required by the terms of this Agreement, or by applicable law or any Regulatory Authority (including with respect to tax), or any stock exchange on which the shares or equities of such Party or any of its Affiliates are quoted.

10.3                        Each provision of this Agreement shall be construed as though the Parties participated equally in its drafting.  Consequently the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

11.                               COMPLIANCE WITH LAW

11.1                        Each Party agrees that it shall:

11.1.1              carry out this Agreement in an ethical manner;

11.1.2              comply with all applicable laws, including Angolan law; and

11.1.3              not take any action, or omit to take any action, that would cause any other Party to breach any applicable law, including without limitation applicable laws concerning sanctioned parties, anti-money laundering and anti-corruption matters.

It is agreed that this agreement shall be executed in both Portuguese and English. The Parties agree that, in the event of any conflict or inconsistency between the Portuguese and English versions, the Portuguese version shall prevail.

EXECUTION PAGE

Executed by the duly authorised representatives of the Parties on the date of this Agreement.

THE SELLER:

Executed for and on behalf of
COBALT INTERNATIONAL ENERGY ANGOLA LTD.

By:	/s/ Joseph H. Bryant	Joseph H. Bryant
Title:	Chairman and CEO	(Printed Name)
Date:	August 22, 2015

THE PURCHASER:

Executed for and on behalf of

SOCIEDADE NACIONAL DE COMBUSTÍVEIS DE ANGOLA - EMPRESA PÚBLICA (SONANGOL E.P.)

By:	/s/ Francisco Lemos José Maria	Francisco Lemos José Maria
Title:	CEO	(Printed Name)
Date:	August 22, 2015

SCHEDULE 1
DEFINITIONS

In addition to the terms defined throughout the Agreement, the following terms shall have the meanings set out below:

“Adequate Procedures” means policies, procedures, processes and systems designed to ensure, and which are reasonably expected to continue to ensure, compliance with the applicable Anti-Bribery Laws, including devising and maintaining a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed in accordance with management’s general or specific authorization; transaction are recorded as necessary to permit preparations of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain accountability for assets; access to assets is permitted only in accordance with management’s general or specific authorization; and the recorded accountability for assets is compare with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

“Affiliate” means, in respect of a given Party, any person which, directly or indirectly, controls, is controlled by, or is under common control with, that Party, where “control” shall mean the possession, directly or indirectly, of the majority of the voting rights exercisable at the shareholder meetings of that Party or the power to direct or cause the direction of the management or operating policies of such person through the exercise of voting rights, contract, trust or otherwise, or a right to appoint or remove the majority of the directors of such person.

“Agreement” means this document including the Schedule hereto, including in each case any annexure, and references to “the date of this Agreement” are to the date of this document.

“Agreed Form” means the form of document or agreement that has been agreed by all parties to it.

“Alper” means Alper Oil, Lda.

“Anti-Bribery Laws” means any applicable law, rule, regulation or other legally binding measure relating to the prevention of bribery, corruption, fraud, money-laundering or similar or related activities in any country, including without limitation the Bribery Act 2010 of the United Kingdom and the Foreign Corrupt Practices Act of the United States.

“Asset” means a resource of economic value.

“Associated Person” means in relation to an organisation, a person (including an employee, agent or subsidiary) who performs or has performed services for that organization or on its behalf and in respect of whose actions or inactions the organization may be liable under the Anti-Bribery Laws, including, as appropriate, contractors and sub-contractors.

“Block 20” means block 20/11, offshore the Republic of Angola.

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“Block 20 Concession Decree” means Presidential Decree 303/11, of 15 December 2011.

“Block 20 Financing Agreement” means the financing agreement dated 20 December 2011 and entered into between Block 20 Co, Sonangol Pesquisa e Produção, BP and China Sonangol.

“Block 20 JOA” means the joint operating agreement dated 20 December 2013 and entered into between Block 20 Co, Sonangol Pesquisa e Produção and BP.

“Block 20 PSC” means the production sharing contract dated 20 December 2011 and entered into between Sonangol, Block 20 Co, the Purchaser, BP and China Sonangol.

“Block 20 PSC Side Letter” means the side letter to the Block 20 PSC dated 20 December 2011 and entered into between Sonangol, Block 20 Co, Sonangol Pesquisa e Produção, BP and China Sonangol.

“Block 21” means block 21/09, offshore the Republic of Angola.

“Block 21 Concession Decree” means Decree-Law 14/09, of 11 June 2009.

“Block 21 Financing Agreement (Alper)” means the financing agreement dated 24 February 2010 and entered into between Block 21 Co and Alper.

“Block 21 Financing Agreement (Sonangol)” means the financing agreement dated 24 February 2010 and entered into between Block 21 Co, the Purchaser and Nazaki, and together with the Block 21 Financing Agreement (Alper), the “Block 21 Financing Agreements”.

“Block 21 JOA” means the joint operating agreement dated 20 May 2011 and entered into between Block 21 Co, Sonangol Pesquisa e Produção, Nazaki and Alper.

“Block 21 RSA” means the risk services agreement dated 24 February 2010 and entered into between Sonangol, Block 21 Co, Sonangol Pesquisa e Produção, Nazaki and Alper.

“Blocks” means:

(i)            Block 20; and

(ii)           Block 21.

“Business Day” means a day (other than a Saturday or Sunday) on which banks in Houston, Texas and Luanda, Republic of Angola are open for business.

“Business Hours” means between the hours of 09:00 and 17:00 inclusive, local time.

“China Sonangol” means China Sonangol International Holding Limited.

“Claim” means a claim for breach of the Seller’s warranties, a claim with respect to any indemnities given by the Seller pursuant to this Agreement, and a claim with respect to the

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breach by the Seller pursuant to this Agreement and those terms to be entered into at or prior to Completion in accordance with the terms of this Agreement.

“Completion” means completion of the sale and purchase of the Shares pursuant to and in accordance with Clause 2.4.

“Consequential Loss” means any loss, damages, costs, expenses or liabilities caused (directly or indirectly) by any of the following, arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement: (i) reservoir or formation damage; (ii) inability to produce, use or dispose of hydrocarbons; (iii) loss or deferment of revenue and profits; (iv) punitive damages; or (v) any other indirect damages or losses whether or not similar to the foregoing and whether under contract, tort, equity or otherwise.

“Disclosed” means disclosed to the Purchaser in writing, in this Agreement and / or any other document or information disclosed or provided to the Purchaser and/or its advisers by the Seller and/or any of their advisers in writing with reference to the transaction contemplated in this Agreement which shall for the avoidance of doubt include copies of all written answers provided by the Seller, their representatives and/or advisers to any questions asked by the Purchaser, its representatives and/or advisers.

“Dollar” or “US$” means the current legal tender in the United States.

“Execution Date” means the date of execution of this Agreement by all of the Parties.

“Encumbrance” means any mortgage, charge, pledge, lien, option, right to acquire, right of pre-emption, assignment by way of security or other security interest of any kind, or any agreements to create any of the foregoing.

“Government” means the Government of the Republic of Angola, including all subdivisions, ministries and departments thereof having jurisdiction over or with respect to the Interest Documents , including specifically Sonangol and the Ministry.

“Governmental Approval” means the publication of the Executive Decree of the Ministry of Petroleum of the Republic of Angola approving the transfer of the Shares from the Seller to the Purchaser, under the terms of the Petroleum Activities Law — Law n.º 10/04 of November 12th.

“Governmental Authorities” means the United States Securities and Exchange Commission, the United States Department of Justice, the United Kingdom Financial Conduct Authority and any other applicable government agencies or authorities in the United States, the United Kingdom or other applicable jurisdictions.

“Interest Documents” means:

(i)                                     the Block 20 Concession Decree;

(ii)                                  the Block 20 PSC;

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(iii)                               the Block 20 PSC Side Letter;

(iv)                              the Block 20 JOA;

(v)           the Block 20 Financing Agreement;

(vi)          the Block 21 Concession Decree;

(vii)         the Block 21 RSA;

(viii)        the Block 21 JOA;

(ix)          the Block 21 Financing Agreement (Alper); and

(xv)         the Block 21 Financing Agreement (Sonangol).

“JOA” means any one of the Block 20 JOA and the Block 21 JOA as applicable and “JOAs” means all of them together.

“Joint Property” has the meaning given in the Block 20 JOA or the Block 21 JOA, as applicable.

“LIBOR” means, in relation to interest in respect of any amount, the rate per annum equal to the six (6) month London Interbank Offered Rate as defined by ICE Benchmark Administration Limited for Dollar deposits as quoted by Citibank N.A. at 11:00 am (London time) on the date of this Agreement, or where no such rate is quoted for such day, then for the next day following such day on which such rate is quoted.

“Ministry” means the Ministry of Petroleum of the Republic of Angola or, as the context may require the Government of the Republic of Angola with the necessary competence and authority for the applicable matter.

“Nazaki” means Nazaki Oil and Gáz, S.A.

“Notice” means a written communication conforming with the requirements of Clause 8.

“Participating Interest” has the meaning given in the Block 20 JOA or the Block 21 JOA, as applicable.

“Party” and “Parties” have the meanings set out in the introduction to this Agreement.

“Paying Interest” has the meaning given in the Block 20 JOA or the Block 21 JOA, as applicable.

“Regulatory Authority” means any governmental, administrative, judicial or regulatory body, authority, organization by which any Party or any of its Affiliates or its or their business is or was regulated pursuant to any applicable laws.

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“Seller’s Account” means the bank account as follows:

Citibank
ABA Routing Number: ****
Swift: ****
Account: ****

“Seller’s Group” means the Seller and its subsidiaries.

“Shares” shall have the meaning set out in Recital C.

“Sonangol” means Sociedade Nacional de Combustíveis de Angola - Empresa Pública (Sonangol E.P.) also referred to in this Agreement as “Sonangol E.P.”.

“Surviving Provisions” means Clause 1 (Definitions), Clause 5 (Confidentiality), Clause 7 (Assignment), Clause 8 (Notices), Clause 9 (Miscellaneous), Clause 10 (Applicable Law and Dispute Resolution) and Clause 11 (Compliance with Law).

“Taxation” or “Tax” means all present and future forms of tax, duties, imposts, contributions, withholdings, deductions, charges, levies and sums payable on account of the foregoing whatsoever, however denominated and whenever imposed, charged or demanded by a Taxation Authority in the nature of tax (including any amount payable as a result of counteraction, adjustment or set off by a Taxation Authority in relation to any liability to tax, interest on unpaid tax, repayment of tax or interest or repayment supplement in respect of a repayment of tax) and in each case all charges, interest, fines, penalties and surcharges arising from or incidental or relating to the same.

“Taxation Authority” means any governmental, state, federal or other fiscal, revenue, customs or excise authority, department, agency, body or office, wherever located, having authority or jurisdiction (or claiming to have authority or jurisdiction) for any Tax purpose.

“Transferring Interests” means:

(i)                                     with respect to Block 20:

(a)                                 a forty percent (40%) undivided right, title and interest in and under the Block 20 PSC;

(b)                                 a forty percent (40%) Participating Interest in the Block 20 JOA (and the corresponding Paying Interest under and in accordance with the Block 20 JOA); and

(c)                                  such corresponding interest under the Block 20 Financing Agreement and the Block 20 PSC Side Letter, in each case, as corresponds to such interests being transferred in and under the Block 20 PSC and the Block 20 JOA;

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(ii)                                  with respect to Block 21:

(a)                                 a forty percent (40%) undivided right, title and interest in and under the Block 21 RSA;

(b)                                 a forty percent (40%) Participating Interest in the Block 21 JOA (and the corresponding Paying Interest under and in accordance with the Block 21 JOA); and

(c)                                  such corresponding interest under the Block 21 Financing Agreements as corresponds to such interests being transferred in and under the Block 21 RSA and the Block 21 JOA, and, in each case, all related assets, rights, interests, duties, obligations and liabilities, including Joint Property, and which at Completion are held by the Block Companies.

“US Investigations” means the investigations (or any part of them) conducted by:

(i)                                     the U. S. Department of Justice; or

(ii)                                  the U.S. Securities and Exchange Commission (“SEC”),

regarding potential breaches of the FCPA as referred to in one or more SEC filings made by Cobalt International Energy, Inc.

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SCHEDULE 2
DETAILS OF SHARE CAPITAL OF THE BLOCK COMPANIES

COMPANY	AUTHORISED SHARE CAPITAL	ALLOTTED / ISSUED SHARE CAPITAL
CIE ANGOLA BLOCK 20 LTD.	50,000	1

CIE ANGOLA BLOCK 21 LTD.	50,000	1

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